Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Nine Months Ended Sep 30     Three Months Ended Sep 30
                                              2003          2002           2003          2002
                                           ----------   ------------    -----------    ------------
BASIC
Average shares outstanding                 81,109,433    60,459,277     85,568,394      61,091,924
Net income (loss)                             $13,985       $ 2,283        $(1,275)         $1,837
     Per share amount                           $0.17        $ 0.04         $(0.01)          $0.03
                                                =====         =====          =====           =====
DILUTED
Average shares outstanding                 81,109,433    60,459,277     85,568,394      61,091,924
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       175,961       539,266            -   A       338,332
                                           ----------    ----------     ----------      ----------
                                           81,285,394    60,998,543     85,568,394      61,430,256
Net income                                    $13,985      $  2,283        $(1,275)         $1,837
     Per share amount                           $0.17        $ 0.04         $(0.01)          $0.03
                                                =====         =====          =====           =====

A - The addition of 119,016 shares would result in antidilution.